Exhibit 99.1

Investor Contact

Ken Diptee

Director, Investor Relations

DineEquity, Inc.

818-637-3629

Media Contact

Lucy Neugart

Sard Verbinnen & Co.

415-618-8750

DineEquity, Inc. Appoints Stephen P. Joyce,

President & CEO of Choice Hotels International, Inc.

to Board of Directors

GLENDALE, CA., February 2, 2012 — DineEquity, Inc. (NYSE: DIN), the parent company of Applebee’s Neighborhood Grill & Bar and IHOP Restaurants, today announced the appointment of Stephen P. Joyce to the Company’s board of directors, effective immediately.  The Board of Directors increased its size from 10 to 11 members, and Mr. Joyce was appointed to fill the vacancy created by the increase. He is an independent director who will serve as a Class III director with a term expiring at the Company’s 2012 annual meeting of stockholders.

“We are excited to add the exceptional talents and proven experience of Steve Joyce to DineEquity’s board of directors,” said chairman and chief executive officer Julia Stewart. “His decades-long record of growing and developing franchised hospitality brands worldwide is highlighted by continuous market share growth and new market expansion,” Stewart added. “Steve is especially well suited to DineEquity’s own franchise-driven business model and we look forward to his strategic contributions and thought leadership.” As president and chief executive officer of Choice Hotels International, Joyce leads one of the largest and most successful lodging companies in the world, with over 6,100 hotels under 11 flagship property names including Comfort Inn, Comfort Suites, Cambria Suites, Quality, Sleep Inn, Clarion, Econo Lodge and others. He also serves as National Chairman of the U.S. Travel Association (USTA), secretary and a member of the executive committee of the International Franchise Association (IFA), and in leadership roles for the American Hotel & Lodging Association (AHLA).

Mr. Joyce, 51, has served as president and chief executive officer of Choice Hotels International, Inc. since June 2008, where he has also been a director since 2008.  From May to June 2008, he served as president and chief operating officer of Choice Hotels. Previously, Joyce was with Marriott International, Inc. for 26 years, where he attained the role of executive vice president, global development/owner and franchise services, in addition to holding other leadership positions. He received a bachelor’s degree in commerce from the University of Virginia and has completed graduate work at Cornell University, Wharton Business School and the Aspen Institute.

About DineEquity, Inc.

Based in Glendale, California, DineEquity, Inc., through its subsidiaries, franchises and operates restaurants under the Applebee’s Neighborhood Grill & Bar and IHOP brands.  With more than 3,500 restaurants combined in 18 countries, over 400 franchisees and nearly 175,000 team members (including franchisee- and company-operated restaurant employees), DineEquity is one of the largest full-service restaurant companies in the world.  For more information on DineEquity, visit the Company’s Web site located at www.dineequity.com.